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                                                                       Exhibit 8

                              WEIL, GOTSHAL & MANGES LLP
                                   767 FIFTH AVENUE
                                  NEW YORK, NY 10153





July 7, 1998


Global Health Sciences, Inc.
987 N. Enterprise Street
Orange, California 92867


Ladies and Gentlemen:

          We have acted as counsel to Global Health Sciences, Inc., a California corporation (the "Company"), in connection with the preparation and filing by the Company of a registration Statement on Form S-4 (Registration No. 333-52539) (as amended to date, the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Offer to Exchange Old Notes for New Notes. Except as otherwise defined in this letter, all capitalized terms used in this letter have the same meanings given to those terms in the Registration Statement.

          In acting as counsel to the Company as described above, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the factual information set forth in the Registration Statement.

          Except as noted otherwise and to the extent relating to legal conclusions and matters of law, the discussion appearing under "Material United States Federal


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Income Tax Consequences" in the Preliminary Prospectus included in the
Registration Statement is the opinion of Weil, Gotshal & Manges LLP as to the material United States federal income tax consequences of the purchase, ownership and disposition of Notes as well as the exchange of Old Notes for New Notes pursuant to the Exchange Offer.

          The foregoing opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any one of which may be changed, possibly with retroactive effect.
No opinion is expressed on any matters other than those specifically referred to herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                   /s/ Weil, Gotshal & Manges LLP
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                                   WEIL, GOTSHAL & MANGES LLP






















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